Exhibit 99.1

Natural Grocers by Vitamin Cottage Announces Fiscal 2013 Fourth Quarter and Full Year Results and Provides Fiscal Year 2014 Outlook

Lakewood, Colorado, November 21, 2013. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced results for its fourth fiscal quarter and fiscal year ended September 30, 2013 and provided its outlook for fiscal year 2014.

An Introduction

In addition to presenting the financial results of Natural Grocers by Vitamin Cottage, Inc. (NGVC) and its subsidiaries (collectively, the Company) for the fourth fiscal quarter and fiscal year 2013 in conformity with U.S. generally accepted accounting principles (GAAP), the Company has presented selected results:

•                  on an adjusted basis in order to reflect the impact of certain share-based and incentive compensation expenses related to the Company’s July 25, 2012 initial public offering (IPO) and subsequent awards of restricted stock units (RSUs) to certain employees who are not named executive officers in the fourth quarter of fiscal year 2013; and

•                  on a pro forma basis to reflect the purchase of the 45% noncontrolling interest in Boulder Vitamin Cottage Group, LLC (BVC), which owned five Natural Grocers stores in Colorado, as if it had occurred at the beginning of fiscal year 2012.

Such adjustments to financial results and EBITDA are non-GAAP financial measures.  The Company describes the use of these non-GAAP financial measures at the end of this earnings release.  In addition, reconciliations of pro forma adjusted results and adjusted EBITDA to the most comparable GAAP measures are presented in schedules to this earnings release.

Descriptions of key metrics can be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Key Financial Metrics in Our Business” in the most recently filed Form 10-Q and Form 10-K.

Highlights for Fourth Quarter and Fiscal Year 2013 Compared to Fourth Quarter and Fiscal Year 2012

•                  Net sales increased 28.1% to $115.2 million in the fourth quarter and increased 28.0% to $430.7 million in the fiscal year.

•                  Daily average comparable store sales increased 10.7% in the fourth quarter and increased 11.1% in the fiscal year. Daily average comparable store sales removes the effect of changes in the number of selling days during each period in the comparison. The 2013 fiscal year had one less selling day than fiscal year 2012 due to the fact that 2012 was a leap year.

•                  Net income attributable to NGVC increased 129.0% to $2.2 million with diluted earnings per share of $0.10 in the fourth quarter and increased 58.7% to $10.6 million with diluted earnings per share of $0.47 in the fiscal year.

•                  Adjusted net income attributable to NGVC compared to adjusted pro forma net income attributable to NGVC (which illustrates net income as if the Company owned 100% of BVC for the comparable period in fiscal year 2012 and excludes share-based and incentive compensation expenses associated with the IPO and subsequent awards of RSUs in the fourth quarter of fiscal year 2013) increased 39.9% to $2.5 million with diluted earnings per share of $0.11 in the fourth quarter and increased 35.0% to $10.9 million with diluted earnings per share of $0.48 in the fiscal year.

•                  EBITDA increased 95.2% to $8.4 million in the fourth quarter and increased 48.5% to $32.6 million in the fiscal year. Adjusted EBITDA (which excludes share-based and incentive compensation expenses associated with the IPO and subsequent awards of RSUs in the fourth quarter of fiscal year 2013) increased 55.7% to $8.9 million for the fourth quarter and increased 41.7% to $33.1 million for the fiscal year.

“We are very pleased with our performance this fiscal year,” said Kemper Isely, NGVC Co-President. “Our five founding principles continue to drive our robust sales and we remain focused on our disciplined approach to cost controls. We delivered strong financial results this year and fully anticipate that we will carry this positive momentum into fiscal 2014.”

Operating Results — Fourth Quarter Fiscal Year 2013 Compared to Fourth Quarter Fiscal Year 2012

During the fourth quarter of fiscal year 2013, net sales increased $25.2 million, or 28.1% over the same period in fiscal year 2012 to $115.2 million due to a $15.7 million increase in sales from new stores and a $9.5 million, or 10.7%, increase in comparable store sales. Daily average comparable store sales increased 10.7% in the fourth quarter of fiscal year 2013 compared to a 13.0% increase in the fourth quarter of fiscal year 2012. The 10.7% increase in the fourth quarter of fiscal year 2013 was driven by a 5.5% increase in daily average transaction count and a 4.9% increase in average transaction size. Daily average mature store sales increased 6.1% in the fourth quarter of fiscal year 2013.

Gross profit during the fourth quarter of fiscal year 2013 increased 27.0% over the same period in fiscal year 2012 to $33.5 million driven by positive comparable store sales and new store growth. Gross profit reflects earnings after both product and occupancy costs. Gross margin was 29.1% during the fourth quarter of fiscal year 2013 compared to 29.3% in the fourth quarter of fiscal year 2012. Gross margin decreased due to a shift in sales mix toward products with lower margins, partially offset by purchasing improvements. Additionally, there was a decrease in product margin for bulk products due to increased production costs as a result of the relocation to a larger bulk food repackaging and distribution center in September 2012. Occupancy costs as a percentage of sales decreased slightly due to the nine stores accounted for as capital and financing lease obligations (1). If these leases had qualified as operating leases, the straight-line rent expense would have been included in occupancy costs and the Company’s gross margin in the fourth quarter of fiscal year 2013 would have been approximately 85 basis points lower and interest expense as a percentage of sales would have been approximately 75 basis points lower. Additionally, in the fourth quarter of fiscal year 2012 the Company’s gross margin would have been approximately ten basis points lower and interest expense as a percentage of sales would have been approximately five basis points lower.

Store expenses as a percentage of sales decreased 50 basis points during the fourth quarter compared to the comparable period driven by a decrease in salary-related expenses as a percentage of sales at comparable stores. Additionally other store expenses decreased due to leverage on other store expenses offset by an increase in depreciation expense all as a percentage of sales.

Administrative expenses as a percentage of sales decreased 185 basis points during the fourth quarter compared to the comparable period.  Excluding the share-based and incentive compensation expenses associated with the IPO and subsequent awards of RSUs in the fourth quarter of fiscal year 2013, administrative expenses as a percentage of sales decreased 55 basis points as a result of the Company’s ability to support additional store investments and sales without proportionate investments in overhead.

Pre-opening and relocation expenses as a percentage of sales decreased 15 basis points during the fourth quarter compared to the comparable period primarily due to the timing of new store openings.

Interest expense increased $0.8 million in the fourth quarter compared to the comparable period, due to a $0.9 million increase in interest expense related to capital and financing lease obligations, partially offset by a decrease in interest expense related to the payoff of the term loan and all outstanding amounts under the revolving credit facility in July 2012.

As a result of the purchase of the remaining noncontrolling interest in BVC in July 2012, income from the five BVC stores is included in net income and there was no net income attributable to noncontrolling interest in the fourth quarter of fiscal year 2013. The prior comparable quarter included $0.1 million of net loss attributable to noncontrolling interest.

Net income attributable to NGVC increased 129.0% to $2.2 million compared to the same period in fiscal year 2012 with diluted earnings per share of $0.10 in the fourth quarter of fiscal year 2013. Adjusted net income attributable to NGVC compared to adjusted pro forma net income attributable to NGVC increased 39.9% to $2.5 million with diluted earnings per share of $0.11 in the fourth quarter of fiscal year 2013.

EBITDA increased $4.1 million, or 95.2%, to $8.4 million, or 7.3% of sales, for the fourth quarter of fiscal year 2013 compared to the same period in fiscal year 2012. Adjusted EBITDA increased 55.7% to $8.9 million, or 7.7% of sales, for the fourth quarter of fiscal year 2013 compared to the same period in fiscal year 2012.  The stores that were accounted for as capital and financing lease obligations rather than being reflected as operating leases increased EBITDA as a percentage of sales by approximately 85 basis points in the fourth quarter of fiscal year 2013 due to the impact on gross profit, as discussed above, as well as occupancy costs that would have been included in pre-opening expenses. In the fourth quarter of fiscal year 2012 the capital and financing lease obligations increased EBITDA as a percentage of sales by approximately ten basis points.

Operating Results — Fiscal Year 2013 Compared to Fiscal Year 2012

In fiscal year 2013, net sales increased $94.3 million, or 28.0% over fiscal year 2012 to $430.7 million due to a $58.2 million increase in sales from new stores and a $36.1 million, or 10.8%, increase in comparable store sales. Daily average comparable store sales increased 11.1% in fiscal year 2013 compared to an 11.3% increase in fiscal year 2012. The 11.1% increase in fiscal year 2013 is due to a 5.9% increase in daily average transaction count and a 4.9% increase in average transaction size. Daily average mature store sales increased 6.4% in fiscal year 2013.

Gross profit in fiscal year 2013 increased 26.9% over the same period in fiscal year 2012 to $125.7 million driven by positive comparable store sales and new store growth. Gross profit reflects earnings after both product and occupancy costs. Gross margin was 29.2% in fiscal year 2013 compared to 29.4% in fiscal year 2012. Gross margin decreased due to a shift in sales mix toward products with lower margins, offset by purchasing improvements. Additionally, there was a decrease in product margin for bulk products due to increased production costs as a result of the relocation to a larger bulk food repackaging and distribution center in September 2012. Occupancy costs as a percentage of sales remained flat versus the comparable prior year period. During fiscal year 2013, nine of the Company’s stores were accounted for as capital and financing lease obligations (1). If these leases had qualified as operating leases the straight-line rent expense would have been included in occupancy costs and the Company’s gross margin in fiscal year 2013 would have been approximately 55 basis points lower and interest expense as a percentage of sales would have been approximately 50 basis points lower.

Store expenses as a percentage of sales decreased 55 basis points in fiscal year 2013 compared to the comparable period driven by a decrease in salary-related expenses as a percentage of sales. Additionally other store expenses and advertising decreased due to leverage on other store expenses offset by an increase in depreciation expense all as a percentage of sales.

Administrative expenses as a percentage of sales decreased 65 basis points in fiscal year 2013 compared to the comparable period.  Excluding the share-based and incentive compensation expenses associated with the IPO and subsequent awards of RSUs in the fourth quarter of fiscal year 2013, administrative expenses as a percentage of sales decreased 30 basis points as a result of the Company’s ability to support additional store investments and sales without proportionate investments in overhead.

Pre-opening and relocation expenses as a percentage of sales increased 10 basis points in fiscal year 2013 compared to the comparable period primarily due to the increased number and timing of new store openings and increased average per-store expense.

Interest expense increased $1.6 million in fiscal year 2013 compared to the comparable period due to a $2.1 million increase in interest expense related to capital and financing lease obligations partially offset by a decrease in interest expense related to the payoff of the term loan and all outstanding amounts under the revolving credit facility in July 2012.

As a result of the purchase of the remaining noncontrolling interest in BVC in July 2012, income from the five BVC stores is included in net income and there was no net income attributable to noncontrolling interest in the fiscal year 2013. The prior comparable period included $0.8 million of net income attributable to noncontrolling interest.

Net income attributable to NGVC increased 58.7% to $10.6 million compared to the same period in fiscal year 2012 with diluted earnings per share of $0.47 in fiscal year 2013. Adjusted net income attributable to NGVC compared to adjusted pro forma net income attributable to NGVC increased 35.0% to $10.9 million with diluted earnings per share of $0.48 in fiscal year 2013.

EBITDA increased $10.6 million, or 48.5%, to $32.6 million, or 7.6% of sales, in fiscal year 2013 compared to the same period in fiscal year 2012. Adjusted EBITDA increased 41.7% to $33.1 million, or 7.7% of sales, in fiscal year 2013 compared to the same period in fiscal year 2012. The stores that were accounted for as capital and financing lease obligations rather than being reflected as operating leases increased EBITDA as a percentage of sales by approximately 60 basis points in fiscal year 2013 due to the impact on gross profit as discussed above as well as occupancy costs that would have been included in pre-opening expenses. In fiscal year 2012 the capital and financing lease obligations increased EBITDA as a percentage of sales by approximately five basis points.

(1)                   For leases accounted for as capital and financing lease obligations, the Company does not record straight-line rent expense in cost of goods sold and occupancy costs, but rather rental payments are recognized as a reduction of the capital and financing lease liabilities and as interest expense.

Balance Sheet and Cash Flow

In fiscal year 2013, the Company generated $25.7 million in cash from operating activities and invested $39.7 million in capital expenditures primarily for new stores. Additionally, the company received $5.0 million in proceeds from the sale of property and equipment.

As of September 30, 2013, the Company had $8.1 million in cash and cash equivalents, $0.5 million in restricted cash and $1.1 million in available-for-sale securities, as well as $15.0 million available under its revolving credit facility, with no amounts outstanding.

The Company has nine capital and financing lease obligations.

Growth and Development

During the fourth quarter of fiscal year 2013, the Company opened four new stores, bringing the total store count to 72 stores located in 13 states at the end of fiscal year 2013. During fiscal year 2013, the Company opened 13 new stores, a 22% unit growth. The new store compound annual growth rate is 21.2% from fiscal year 2011 to fiscal year 2013. Additionally, the Company completed the remodel of two existing stores and relocated one existing store during the fourth quarter of fiscal year 2013.

Since the end of the fourth quarter of fiscal year 2013 the Company has opened two stores in Tulsa, OK and Idaho Falls, ID, respectively. Additionally as of this release, the Company has signed leases for ten stores planned to open in fiscal year 2014 for locations in Colorado, Idaho, Kansas, New Mexico, Oregon, Texas, Utah and Washington.

Store Level Economics

The Company anticipates that fiscal year 2014 new stores will require an average upfront capital investment of approximately $2.5 million consisting of capital expenditures of approximately $1.9 million (net of tenant allowances), initial inventory of approximately $300,000 (net of payables) and pre-opening expenses of approximately $250,000. The Company continues to target approximately four years to recoup the initial net cash investment and approximately 35% cash on cash returns by the end of the fifth year following the opening.

Fiscal Year 2014 Outlook

For fiscal year 2014 the Company expects:

Fiscal Year 2014 Outlook
Number of new stores	15
Number of remodels	2
Daily average comparable store sales growth	8.5% to 9.5%
EBITDA as a percent of sales (1)	7.8% to 8.0%
Net income as a percent of sales	2.4% to 2.6%
Diluted earnings per share	$0.58 to $0.63
Capital expenditures (in millions)	$35 to $37

(1)         Includes approximately 55 basis points of EBITDA improvement from the nine capital and financing lease obligations.

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is US: 1-877-870-4263; Canada: 1-855-669-9657 or International: 1-412-317-0790. The conference ID is “Natural Grocers by Vitamin Cottage.” A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 30 days.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is a rapidly expanding specialty retailer of natural and organic groceries and dietary supplements whose products must meet strict quality guidelines. Grocery products may not contain artificial colors, flavors, preservatives, sweeteners, or partially hydrogenated or hydrogenated oils. Natural Grocers’ flexible small-store format allows it to offer affordable prices in a shopper-friendly retail environment. The Company provides extensive, free, science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 74 stores in 13 states.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are “forward-looking statements” and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements that are not statements of historical facts are forward-looking statements. Actual results could differ materially from those described in the forward-looking statements because of factors such as our industry, business strategy, goals and expectations concerning our market position, the economy, future operations, margins, profitability, capital expenditures, liquidity and capital resources, other financial and operating information and other risks detailed in the Company’s Form 10-K for the fiscal year ended September 30, 2012, as amended by Form 10-K/A (Form 10-K) and our subsequent quarterly reports on Form 10-Q. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to update forward-looking statements.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including, but not limited to, our Form 10-K for the fiscal year ended September 30, 2012 and our subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting investor relations at 303-986-4600 or by visiting our website at http://Investors.NaturalGrocers.com.

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Dollars in thousands, except share and per share data)

(Unaudited)

	Three months ended September 30,		Year ended September 30,
	2013	2012	2013	2012
Net sales	$115,175	89,932	430,655	336,385
Cost of goods sold and occupancy costs	81,689	63,558	304,922	237,328
Gross profit	33,486	26,374	125,733	99,057
Store expenses	24,388	19,490	89,935	72,157
Administrative expenses	3,569	4,448	13,479	12,733
Pre-opening and relocation expenses	955	861	3,231	2,173
Operating income	4,574	1,575	19,088	11,994
Other income (expense):
Dividends and interest income	2	1	9	6
Interest expense	(900)	(94)	(2,166)	(568)
Total other expense	(898)	(93)	(2,157)	(562)
Income before income taxes	3,676	1,482	16,931	11,432
Provision for income taxes	(1,448)	(582)	(6,379)	(3,955)
Net income	2,228	900	10,552	7,477
Net loss (income) attributable to noncontrolling interest	—	73	—	(828)
Net income attributable to Natural Grocers by Vitamin Cottage, Inc.	$2,228	973	10,552	6,649

Net income attributable to Natural Grocers by Vitamin Cottage, Inc. per common share:
Basic	$0.10	0.04	0.47	0.30
Diluted	$0.10	0.04	0.47	0.30

Weighted average common shares outstanding:
Basic	22,429,196	22,372,184	22,399,346	22,372,184
Diluted	22,457,043	22,463,093	22,441,382	22,463,093

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Dollars in thousands, except share and per share data)

(Unaudited)

	September 30,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$8,132	17,291
Restricted cash	500	—
Short term investments — available-for-sale securities	1,149	778
Accounts receivable, net	2,401	1,755
Merchandise inventory	45,472	37,544
Prepaid expenses and other current assets	1,097	696
Deferred income tax assets	1,114	843
Total current assets	59,865	58,907
Property and equipment, net	98,910	64,603
Other assets:
Long-term investments — available-for-sale securities	—	974
Deposits and other assets	203	196
Goodwill and other intangible assets, net	900	927
Deferred financing costs, net	25	55
Total other assets	1,128	2,152
Total assets	$159,903	125,662
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$28,918	26,032
Accrued expenses	9,306	7,783
Capital and financing lease obligations, current portion	174	12
Note payable—related party, current portion	—	260
Total current liabilities	38,398	34,087
Long-term liabilities:
Capital and financing lease obligations, net of current portion	19,648	5,514
Deferred income tax liabilities	6,877	4,144
Deferred rent	4,731	3,618
Leasehold incentives	5,716	5,328
Note payable—related party, net of current portion	—	22
Total long-term liabilities	36,972	18,626
Total liabilities	75,370	52,713
Commitments
Stockholders’ equity:
Common stock, $0.001 par value. Authorized 50,000,000 shares, 22,441,253 and 22,372,184 issued and outstanding, respectively	22	22
Additional paid in capital	53,704	52,676
Accumulated other comprehensive loss	—	(4)
Retained earnings	30,807	20,255
Total stockholders’ equity	84,533	72,949
Total liabilities and stockholders’ equity	$159,903	125,662

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Year ended September 30,
	2013	2012
Operating activities:
Net income	$10,552	7,477
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,496	9,949
Loss on disposal of property and equipment	43	301
Share-based compensation (excluding cash portion of restricted stock award paid of $0 and $335, respectively)	602	780
Excess tax benefit from share-based compensation	(592)	(620)
Deferred income tax expense	2,452	2,673
Non-cash interest expense	47	38
Interest accrued on investments and amortization of premium	27	(4)
Other amortization	26	68
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable, net	(546)	283
Income tax receivable	(601)	1,489
Merchandise inventory	(7,928)	(7,724)
Prepaid expenses and other assets	105	(170)
Increase in:
Accounts payable	4,480	6,860
Accrued expenses	2,283	2,561
Deferred rent and leasehold incentives	1,271	1,241
Net cash provided by operating activities	25,717	25,202
Investing activities:
Acquisition of property and equipment	(39,708)	(25,259)
Proceeds from sale of property and equipment	5,005	608
Purchase of available-for-sale securities	(521)	(1,751)
Proceeds from sale of available-for-sale securities	90	—
Proceeds from maturity of available-for-sale securities	1,010	—
Increase in restricted cash	(500)	—
Payments received on notes receivable, related party	—	270
Payments received for premiums paid on split-dollar life insurance	—	660
Notes receivable, related party—insurance premiums	—	(4)
Increase in split-dollar life insurance premiums	—	(82)
Net cash used in investing activities	(34,624)	(25,558)
Financing activities:
Borrowings under credit facility	81	—
Repayments under credit facility	(81)	(27,236)
Repayments under notes payable	—	—
Repayments under notes payable, related party	(282)	(924)
Capital and financing lease obligations payments	(121)	—
Distributions to noncontrolling interests	—	(810)
Purchase of remaining 45% noncontrolling interest in BVC	—	(10,051)
Proceeds from common stock issued in initial public offering, net of commissions	—	58,135
Excess tax benefit from share-based compensation	592	620
Equity issuance costs and BVC transaction costs	(268)	(2,460)
Payments on withholding tax for restricted stock unit vesting	(155)	—
Loan fees paid	(18)	(5)
Net cash (used in) provided by financing activities	(252)	17,269
Net (decrease) increase in cash and cash equivalents	(9,159)	16,913
Cash and cash equivalents, beginning of year	17,291	378
Cash and cash equivalents, end of year	$8,132	17,291
Supplemental disclosures of cash flow information:
Cash paid for interest, net of capitalized interest of $0 and $25, respectively	$7	524
Cash paid for interest on capital and financing lease obligations	2,036	39
Income taxes paid	3,916	519
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$3,545	5,007
Property acquired through capital and financing lease obligations	14,372	5,526
Equity issuance costs not yet paid	—	256
Tax benefit associated with acquisition of noncontrolling interest in BVC	—	3,592

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Non-GAAP Financial Measures

(Unaudited)

In addition to reporting financial results in accordance with GAAP, the Company provides information regarding pro forma net income, Adjusted pro forma net income, EBITDA, Adjusted EBITDA and additional information about its operating results.  These measures are not in accordance with, or an alternative to, GAAP (i.e. they are non-GAAP measures). The Company’s management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures for reviewing the financial results of the Company as well as using EBITDA as a component of its incentive compensation. The Company defines:

•                  Pro forma net income as what net income would have been had it owned 100% of BVC for all periods presented;

•                  Adjusted pro forma net income as pro forma net income excluding share-based and incentive compensation expenses related to the July 25, 2012 IPO and subsequent awards of RSUs to certain employees who are not named executive officers in the fourth quarter of fiscal year 2013;

•                  EBITDA as net income attributable to Natural Grocers by Vitamin Cottage, Inc. before interest expense, provision for income tax, net income attributable to the noncontrolling interest and depreciation and amortization; and

•                  Adjusted EBITDA as EBITDA excluding share-based and incentive compensation expenses related to the July 25, 2012 IPO and subsequent awards of RSUs to certain employees who are not named executive officers in the fourth quarter of fiscal year 2013.

The following is a tabular presentation of the non-GAAP financial measures, including reconciliation from net income attributable to Natural Grocers by Vitamin Cottage, Inc. to pro forma net income, Adjusted pro forma net income, EBITDA and Adjusted EBITDA.

Pro Forma and Adjusted Pro Forma Statement of Income Data

In connection with the IPO in the fourth quarter of fiscal year 2012, the Company purchased the 45% noncontrolling interest in BVC not previously owned by the Company.  Prior to the purchase of the noncontrolling interest, the Company held a controlling 55% interest in BVC.  As such, the consolidated statements of income for the three months and year ended September 30, 2012 include the revenues and expenses of BVC as required by GAAP, with 45% of BVC’s net income reported as net income attributable to noncontrolling interest in the Company’s consolidated statements of income for the three months and year ended September 30, 2012 for the period through July 25, 2012. The pro forma financial data presented below illustrates what net income would have been had the Company owned 100% of BVC for the entire periods of the three months and year ended September 30, 2012. The Company’s effective tax rate increased as a result of the BVC acquisition, as the income attributable to the noncontrolling interest was nontaxable income prior to the acquisition, but is included in taxable income after the acquisition.

The following table reconciles net income attributable to Natural Grocers by Vitamin Cottage, Inc. to pro forma net income and Adjusted pro forma net income, dollars in thousands, except per share data:

	Three months ended September 30,		Year ended September 30,
	2013	2012	2013	2012
Net income attributable to Natural Grocers by Vitamin Cottage, Inc.	$2,228	973	10,552	6,649
Net (loss) income attributable to noncontrolling interest	—	(73)	—	828
Net income	2,228	900	10,552	7,477
Provision for income taxes	1,448	582	6,379	3,955
Income before income taxes	3,676	1,482	16,931	11,432
Pro forma provision for income taxes	(1,448)	(556)	(6,379)	(4,264)
Pro forma net income	2,228	926	10,552	7,168
Share-based compensation of $475, $1,106, $489 and $1,106, net of income taxes of $187, $412, $184 and $412, respectively	288	694	305	694
IPO incentive compensation of $0, $286, $0 and $286, net of income taxes of $0, $107, $0 and $107, respectively	—	179	—	179
Adjusted pro forma net income	$2,516	1,799	10,857	8,041
Per Share Data:
Adjusted pro forma net income per common share
Basic	$0.11	0.08	0.48	0.36
Diluted	$0.11	0.08	0.48	0.36

EBITDA and Adjusted EBITDA

EBITDA is not a measure of financial performance under GAAP. The Company believes EBITDA and Adjusted EBITDA provides additional information about (i) operating performance, because it assists in comparing the operating performance of stores on a consistent basis, as it removes the impact of non-cash depreciation and amortization expense as well as items not directly resulting from core operations such as interest expense and income taxes and (ii) the performance and the effectiveness of operational strategies. Additionally, EBITDA is a measure in the Company’s debt covenants under the credit facility, and incentive compensation plans base incentive compensation payments on EBITDA performance.

Furthermore, some investors use EBITDA and Adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of companies in the industry. Management believes that some investors’ understanding of performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing ongoing results of operations. By providing these non-GAAP financial measures, together with a reconciliation from net income attributable to Natural Grocers by Vitamin Cottage, Inc., the Company believes it is enhancing investors’ understanding of the business and results of operations, as well as assisting investors in evaluating how well the Company is executing strategic initiatives.

The Company’s competitors may define EBITDA and Adjusted EBITDA differently, and as a result, the Company’s measure of EBITDA and Adjusted EBITDA may not be directly comparable to EBITDA and Adjusted EBITDA of other companies. Items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing financial performance.

EBITDA and Adjusted EBITDA are a supplemental measure of operating performance that does not represent and should not be considered in isolation or as an alternative to, or substitute for net income or other financial statement data presented in the consolidated financial statements as indicators of financial performance. EBITDA and Adjusted EBITDA have limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. EBITDA and Adjusted EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of the business.

The following table reconciles net income attributable to Natural Grocers by Vitamin Cottage, Inc. to EBITDA and to Adjusted EBITDA, dollars in thousands:

	Three months ended September 30,		Year ended September 30,
	2013	2012	2013	2012
Net income attributable to Natural Grocers by Vitamin Cottage, Inc.	$2,228	973	10,552	6,649
Net (loss) income attributable to noncontrolling interest	—	(73)	—	828
Net income	2,228	900	10,552	7,477
Interest expense	900	94	2,166	568
Provision for income taxes	1,448	582	6,379	3,955
Depreciation and amortization	3,806	2,719	13,496	9,949
EBITDA	8,382	4,295	32,593	21,949
Share-based compensation	475	1,106	489	1,106
IPO incentive compensation	—	286	—	286
Adjusted EBITDA	$8,857	5,687	33,082	23,341

CONTACT: Sandra Buffa, CFO, 303-986-4600, sbuffa@vitamincottage.com